Exhibit 10.65

Notice of Grant of Stock Options	Palm, Inc. ID: 94-3150688 950 W. Maude Ave Sunnyvale, CA 94085-2801

Name: Address:	Option No.: Plan: ID:	P09

Effective                      (the “Grant Date”), you have been granted a non-qualified stock option (this “Option”) to buy          shares of Palm, Inc. (the “Company”) Common Stock (the “Shares”) at an exercise price of $         per share.

This Option is granted under the Company’s 2009 Stock Plan, as it may be amended from time to time (the “Plan”).

This Option is not immediately exercisable. This Option will become exercisable in accordance with the vesting schedule below. On any scheduled vesting date, vesting will occur only if you are still a Service Provider on the scheduled vesting date. If you cease to be a Service Provider for any reason, all of your unvested Shares will cease vesting and be forfeited, unless and to the extent otherwise provided in an employment agreement or other individually negotiated document between you and the Company.

% of Shares	Vesting Schedule

This Option will vest in full on the [                    ] anniversary of the Grant Date. This Option will expire on the seventh anniversary of the Grant Date (the “Expiration Date”). However, if you cease to be a Service Provider, this Option may expire sooner. If you cease to be a Service Provider for a reason other than your death or Disability, this Option will expire three months after you cease to be a Service Provider or on the Expiration Date, whichever is earlier. If you cease to be a Service Provider because of your death or Disability, this Option will expire twelve months after you cease to be a Service Provider or on the Expiration Date, whichever is earlier. Until this Option expires, you may exercise any vested but unexercised Shares. Capitalized terms that are not defined in this Notice of Grant or the Option Agreement have the same meaning as in the Plan.

By accepting this Option, you (the “Optionee”) and the Company both agree that this Option is granted under and governed by all of the terms and conditions of this Notice of Grant, the Plan and the Option Agreement provided to you with this Notice. Your acceptance of this Option confirms that you have carefully read and understand this Notice of Grant, the Plan and the Option Agreement and that you have had an opportunity to obtain the advice of counsel before accepting this Option. By accepting this Option, you agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator regarding any questions relating to the Plan, this Notice or the Option Agreement. You also agree to promptly notify the Company in writing if your address as shown above changes.